                                 SCHEDULE 14A
                                (RULE 14a 101)
===============================================================================

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material under Rule 14a-12

                          HANOVER COMPRESSOR COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                           HANOVER COMPRESSOR COMPANY
                              HOUSTON, TEXAS 77086

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 2000

To the Stockholders of Hanover Compressor Company:

   Notice is hereby given that the 2000 Annual Meeting of Stockholders of Hanover Compressor Company, a Delaware corporation (the "Company"), will be held at 10:00 a.m. local time on Thursday, May 18, 2000, at the Hyatt Regency Houston Airport, 15747 JFK Boulevard, Houston, Texas 77032, for the following purposes:

  (1) to elect seven directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

  (2) to amend the Amended and Restated Certificate of Incorporation of Hanover Compression Inc., to eliminate the provision relating to
      Section 251(g) of the Delaware General Corporation Law;

  (3) to ratify the reappointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2000; and

  (4) to transact such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on March 30, 2000, as the record date for determining the stockholders that are entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting (a) at the Hyatt Regency Houston Airport, 15747 JFK Boulevard, Houston, Texas 77032, on the day of the Annual Meeting of Stockholders and (b) for at least 10 days prior to the meeting at the offices of the Company, 12001 North Houston Rosslyn, Houston, Texas 77086.

                                          By Order of the Board of Directors,

                                          Michael A. O'Connor,
                                          Chairman of the Board

Houston, Texas
April 18, 2000

                             YOUR VOTE IS IMPORTANT

   THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

                           HANOVER COMPRESSOR COMPANY
                          12001 NORTH HOUSTON ROSSLYN
                              HOUSTON, TEXAS 77086


                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                ON MAY 18, 2000

                                  INTRODUCTION

   This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Hanover Compressor Company, a Delaware corporation ("Hanover" or the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, at 10:00 a.m. local time on Thursday, May 18, 2000, at the Hyatt Regency Houston Airport, 15747 JFK Boulevard, Houston, Texas 77032, and at any postponement(s) or adjournment(s) thereof. The Company's principal executive offices are located at 12001 North Houston Rosslyn, Houston, Texas 77086, and its telephone number is (281) 447-8787. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about April 18, 2000.

                                  THE MEETING

VOTING AT THE MEETING

   Stockholders of record at the close of business on March 30, 2000, are entitled to notice of and to vote at the meeting. At the close of business on such date, there were 28,825,966 shares of common stock of the Company, $.001 par value per share (the "Common Stock"), issued and outstanding held by approximately 230 holders of record. Each share of Common Stock issued and outstanding on March 30, 2000 entitles the holder thereof to one vote on all matters submitted to a vote of stockholders at the meeting.

   The presence in person or by proxy of the holders of 50% of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock will be necessary for the amendment of the Amended and Restated Certificate of Incorporation of Hanover Compression Inc. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting, in person or by proxy, will be necessary for the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2000.

PROXIES AND PROXY SOLICITATION

   All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of each nominee named below under "Election of Directors," FOR the amendment to the Amended and Restated Certificate of Incorporation, of Hanover Compression Inc. and FOR the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2000. If any other matters not described herein are properly presented at the meeting for action, which is not presently anticipated, the persons named in the enclosed proxy will vote all proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each stockholder who executes and returns a proxy may revoke the proxy at any time before it is voted at the meeting by timely submission, to the Corporate Secretary of the Company, of written notice of revocation or a duly executed proxy bearing a later date. In addition, if a stockholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

   Proxies marked either "Abstain" or "Withhold Authority" will be treated as shares that are present for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

   In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses. The Company will bear the entire cost of soliciting proxies, which is currently estimated to be less than $10,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of March 30, 2000, the beneficial ownership of Common Stock by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing elsewhere herein, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                     Approximate
                                                 Number of Shares      Percent
              Name and Addresses                Beneficially Owned    of Class
              ------------------                ------------------   -----------
Melvyn N. Klein................................     11,590,502(1)(2)    40.2%
Mercantile Tower, Suite 1940
615 North Upper Broadway
Corpus Christi, Texas 78477


GKH Investments, L.P...........................     11,168,570(3)       39.0
200 West Madison
Chicago, Illinois 60606


Joint Energy Development.......................      2,761,950(4)        9.6
Investments Limited Partnership
1400 Smith Street
Houston, TX 77002


Westar Capital, Inc............................      1,485,515           5.2
818 Kansas Street
Topeka, Kansas


GKH Partners, L.P..............................        421,932(5)        1.5
200 West Madison
Chicago, IL 60606


Michael A. O'Connor............................      1,186,820(6)        4.0


Michael J. McGhan..............................        527,804(7)        1.8


Curtis A. Bedrich..............................        371,021(8)        1.3


William S. Goldberg............................        109,848(9)          *


Ted Collins, Jr................................        173,268(10)         *


Alvin Shoemaker................................        173,000(11)         *


Robert R. Furgason.............................          4,550(12)         *

--------
* Less than one percent
(1) Includes (i) 9,590 shares of Common Stock issuable upon exercise of warrants held by GKH Partners, L.P. ("GKH Partners") which are, or will first become, presently exercisable within 60 days of March 30, 2000, (ii) 253,795 shares of Common Stock issuable upon exercise of warrants held by GKH Investments, L.P. ("GKH Investments," and together with GKH Partners, "GKH") which are, or will first become, exercisable within 60 days of March 30, 2000, (iii) 10,914,775 shares of Common Stock owned by GKH Investments and (iv) 412,342 shares of Common Stock owned by GKH Partners. GKH Partners is the general partner of GKH Investments. As the general partner of GKH Investments, GKH Partners may be deemed to be the beneficial owner of stock held by GKH Investments, however, GKH Partners expressly disclaims any such beneficial ownership.

(2) Includes all of the shares of Common Stock owned by GKH. Mr. Klein, who is a director of the Company, is the sole stockholder of a corporation which is a general partner of GKH Partners. By virtue of his relationship to GKH Partners, Mr. Klein may be deemed to share beneficial ownership of the shares of Common Stock owned by GKH. Mr. Klein disclaims beneficial ownership of all shares owned by GKH.

(3) Includes 253,795 shares of Common Stock issuable upon exercise of warrants held by GKH Investments which are, or will first become, exercisable within 60 days of March 30, 2000 and 10,914,775 shares of Common Stock owned by GKH Investments. Excludes 412,342 shares of Common Stock owned by GKH Partners and 9,590 shares of Common Stock issuable upon exercise of warrants held by GKH Partners which are, or will first become, exercisable within 60 days of March 30, 2000. GKH Partners is the general partner of GKH Investments. As the general partner of GKH Investments, GKH Partners may be deemed to be the beneficial owner of stock held by GKH Investments, however, GKH Partners expressly disclaims any such beneficial ownership.

(4) The general partner of Joint Energy Development Investments Limited Partnership ("JEDI") is Enron Capital Management Limited Partnership ("ECMLP"). The general partner of ECMLP is Enron Corp. Enron Corp. disclaims beneficial ownership of the shares owned by JEDI.

(5) Includes 9,590 shares of Common Stock issuable upon exercise of warrants held by GKH Partners which are, or will first become, exercisable within 60 days of March 30, 2000 and 412,342 shares of Common Stock owned by GKH Partners. Excludes 253,795 shares of Common Stock issuable upon exercise of warrants held by GKH Investments which are, or will first become, exercisable within 60 days of March 30, 2000 and 10,914,775 shares of Common Stock owned by GKH Investments. GKH Partners is the general partner of GKH Investments. As the general partner of GKH Investments, GKH Partners may be deemed to be the beneficial owner of stock held by GKH Investments, however, GKH Partners disclaims any such beneficial ownership.

(6) Includes 941,019 shares subject to options held by Mr. O'Connor which are, or will first become, exercisable within 60 days of March 30, 2000, and 2,672 shares of Common Stock held by Mr. O'Connor together with his wife as tenants in common. Mr. O'Connor disclaims beneficial ownership to 169,775 shares held by Goldman Sachs Exchange Place Fund, L.P., in which Mr. O'Connor has an interest

(7) Includes 396,402 shares subject to options held by Mr. McGhan which are, or will first become, exercisable within 60 days of March 30, 2000, 2,450 shares of Common Stock held by Mr. McGhan together with his wife as joint tenants and 600 shares of Common Stock held by Mr. McGhan's two minor children.

(8) Includes 272,361 shares subject to options held by Mr. Bedrich which are, or will first become, exercisable within 60 days of March 30, 2000.

(9) Excludes 81,654 shares of Common Stock (less than 1% of the outstanding shares) owned by Mr. Goldberg's wife, Nancy K. Goldberg, not individually, but solely as trustee of the Nancy K. Goldberg Declaration of Trust and 1,950 shares of Common Stock held in the William S. Goldberg Children's Trust. Mr. Goldberg disclaims beneficial ownership of all of such shares. Includes 15,000 shares subject to options held by Mr. Goldberg which are, or will first become, exercisable within 60 days of March 30, 2000.

(10) Excludes an aggregate of 2,000 shares of Common Stock held in two trusts for the benefit of Mr. Collins' two minor children. Mr. Collins is not the trustee of such trusts and disclaims beneficial ownership of such shares.

(11) Excludes shares beneficially owned directly or indirectly by members of Mr. Shoemaker's family as to which Mr. Shoemaker disclaims beneficial ownership. Includes 8,690 shares of Common Stock owned by Shoeinvest, L.P. ("Shoeinvest"), and 5,056 shares of Common Stock owned by Shoemaker Family Partners, L.P. ("SFP"). Mr. Shoemaker is associated with Shoeinvest and SFP and may be deemed to share beneficial ownership of such shares.

(12) Excludes 200 shares owned by Mr. Furgason's wife. Mr. Furgason disclaims beneficial ownership of all such shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file reports with the Securities and Exchange Commission (the "Commission") and the Company disclosing their initial beneficial ownership of Common Stock and changes in such ownership. Based solely upon a review of such reports furnished to the Company, the Company believes that during 1999, all of its directors, executive officers and beneficial owners of more than 10% of the Common Stock complied with all applicable Section 16(a) filing requirements applicable to them.

                             ELECTION OF DIRECTORS

                            Proposal 1 on Proxy Card

   At the meeting, seven directors are to be elected to the Board of Directors, to hold office until the next Annual Meeting of Stockholders of the Company and until their respective successors are duly elected and qualified. The Board of Directors has nominated and it is the intention of the persons named in the enclosed proxy to vote FOR the election of each nominee named below, each of whom currently serves as a director and has consented to serve as a director if re-elected. In the event any of such nominees becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy.

NOMINEES FOR ELECTION AS DIRECTORS

   Information concerning the position and background of the seven nominees for election to the Board of Directors is set forth below. Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or directorships of issuers registered as investment companies under the Investment Company Act of 1990, as amended, are required to be listed below.

   Michael A. O'Connor, 64, has served as Chairman of the Board and a director of the Company since January 1992. Prior thereto, Mr. O'Connor served as president of Gas Compressors Inc. from 1965 through 1986 and was a private investor from January 1987 through December 1991. Mr. O'Connor also serves as an officer and a director of certain subsidiaries of the Company.

   Michael J. McGhan, 45, has served as President and Chief Executive Officer of the Company since October 1991 and served as Chief Operating Officer of the Company from December 1990 through October 1991. Mr. McGhan has served as a director of the Company since March 1992. Prior to December 1990, Mr. McGhan was sales manager of Energy Industries, Inc. Mr. McGhan has been involved in the gas compression industry for 18 years. Mr. McGhan also serves as an officer and as a director of certain subsidiaries of the Company.

   William S. Goldberg, 41, has served as Executive Vice President and director of the Company since May 1991. Mr. Goldberg has been employed by GKH Partners since 1988 and has served as Managing Director of GKH Partners since June 1990. Mr. Goldberg also serves as an officer and a director of certain affiliates of the Company. Mr. Goldberg is also a director of DVI, Inc.

   Ted Collins, Jr., 61, has served as a director of the Company since April 1992. Mr. Collins has served as President of Collins & Ware, Inc., an independent oil and gas exploration and production company located in Midland, Texas, since January 1988. From July 1982 through December 1987, Mr. Collins served as President of Enron Oil & Gas Company. Additionally, Mr. Collins serves on the Board of Directors of Midcoast Energy Resources, Inc., Chapparal Resources, Inc. and Queen Sand Resources, Inc.

   Melvyn N. Klein, 58, has served as a director of the Company since May 1991. Mr. Klein is the sole stockholder of a corporation which is a general partner of GKH Partners. Mr. Klein has been an attorney and counselor-at-law since 1968. Mr. Klein is a director of Bayou Steel Corporation, Anixter International Corporation, Santa Fe Energy Resources, Inc., ACTV, Inc. and certain privately held companies. Mr. Klein is also a founder and principal of Questor Partners Fund. L.P.

   Alvin V. Shoemaker, 61, has served as a director of the Company since May 1991 and has been a private investor since his retirement as Chairman of the Board of the First Boston Corporation and First Boston, Inc. in January 1989. Mr. Shoemaker is a director of Middle Bay Oil Co.

   Robert R. Furgason, 64, has served as a director of the Company since May 1995. Mr. Furgason is the President of Texas A&M University Corpus Christi, and has held a series of faculty and administrative positions at various universities. Mr. Furgason is the former President of the Accreditation Board for Engineering and Technology Board of Directors, and also serves on a number of other accreditation and policy boards.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES THEREOF

   Directors are elected at each annual meeting of stockholders of the Company to serve for one-year terms. The Board of Directors has designated an Audit Committee and a Compensation Committee to assist it in the discharge of its responsibilities. The Board of Directors has not designated a Nominating Committee; rather, the Board of Directors as a whole performs the functions which would otherwise be designated to such Committee. Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders and serve for one-year terms.

   The current members of the Audit Committee are Ted Collins, Jr. (Chairman), Robert Furgason and Alvin Shoemaker. The Audit Committee is authorized to: (a) select, retain and dismiss the Company's independent accountants; (b) review the plans, scope and results of the annual audit, the independent accountant's letter of comments and management's response thereto, and the scope of any non-audit services which may be performed by the independent accountants; (c) manage the Company's policies and procedures with respect to internal accounting and financial controls and (d) review any changes in accounting policy.

   The current members of the Compensation Committee are Alvin V. Shoemaker (Chairman) and Robert R. Furgason. The Compensation Committee is authorized and directed to review and approve compensation and benefits of the Company's executive officers and the Company's annual salary plans, and to review and advise the Company's Board of Directors regarding the Company's benefit plans, bonus awards, and other terms of employment.

   During 1999, the Board of Directors held four meetings and took action by unanimous written consent one time; the Compensation Committee held one meeting and did not take action by unanimous written consent; and the Audit Committee took action by unanimous written consent one time. Each director attended or participated in at least 75% of the aggregate number of meetings held by the Board of Directors and those committees thereof of which he is a member.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The current members of the Compensation Committee are Alvin Shoemaker and Robert Furgason, neither of whom is either a current or former officer or employee of the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

   Summary of Cash and Certain Other Compensation. The following table sets forth certain information with respect to compensation paid by the Company to its Chief Executive Officer and President and the two other most highly compensated executive officers (collectively, the "Named Executive Officers"), during the past three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term Compensation
                            Annual Compensation                                  Awards
                         --------------------------                    --------------------------
                                                                                      Securities
                                                                        Restricted    Underlying
                                                                           Stock     Options/SARs
   Name and Principal                                  Other Annual     Award($)(4)     (# of
      Position(2)        Year Salary($) Bonus($)(3) Compensation($)(1) (# of Shares)   Shares)
   ------------------    ---- --------- ----------- ------------------ ------------- ------------
Michael McGhan.......... 1999 $150,000   $375,000        $ 7,938              --            --
President and Chief
 Executive Officer       1998  150,000    325,000          7,245              --        38,250
                         1997  150,000    250,000          6,914          28,938        41,189
Michael O'Connor........ 1999 $130,000   $ 42,500        $10,150              --            --
Chairman of the Board    1998  130,000     85,000          9,383              --            --
                         1997  130,000    185,000          9,352              --            --
Curtis Bedrich.......... 1999 $120,000   $182,500        $ 8,788              --            --
Chief Financial Officer
 & Treasurer             1998  120,000    160,000          8,066              --        13,287
                         1997  120,000    130,000          8,114          10,128        14,416

--------
(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.

(2) William S. Goldberg, a Managing Director of GKH Partners, is also an Executive Vice President of the Company and spends substantially all of his time on the Company's business. He does not currently receive separate cash remuneration from the Company, which reimburses GKH Partners for certain travel and related expenses incurred by Mr. Goldberg in connection with his efforts on the Company's behalf. See "Certain Transactions -- Certain Relationships and Related Transactions".

(3) Annual bonus amounts represent estimated amounts earned and accrued during 1999, 1998 and 1997 which were paid subsequent to the end of the year.

(4) All such shares were purchased pursuant to the Company's 1997 Stock Purchase Plan on June 30, 1997 at a price per share of $19.50, the Company's initial public offering price per share. Each such purchase was funded in its entirety by a full recourse loan made by the Company to the relevant participant in an amount equal to the aggregate purchase price for such shares. Under the original terms of the 1997 Stock Purchase Plan each participant employed by the Company through June 30, 2001 could be entitled to receive a one time cash payment equal to the purchase price paid for shares, purchased under the 1997 Stock Purchase Plan, plus interest, assuming the Company met certain performance thresholds. In 1998, such participants agreed to waive their right to such payment in exchange for the receipt of additional options under the Company's December 9, 1998 stock Option Plan.

   Option Holdings. The following table sets forth information with respect to the aggregate number and value of shares underlying unexercised options held as of December 31, 1999, by each of the Named Executive Officers.

          AGGREGATED OPTION EXERCISES AND 1999 YEAR-END OPTION VALUES

                                 Number of Shares
                              Underlying Unexercised   Value of Unexercised In-
                                   Options as of        the-Money Options as of
                                 December 31, 1999       December 31, 1999(1)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Michael A. O'Connor.........   941,019          --     $31,034,728  $        0
Michael J. McGhan...........   396,402      67,082      12,857,284   1,224,252
Curtis A. Bedrich...........   272,361      23,478       8,901,024     428,477

--------
(1) Based on the fair market value of the Company's Common Stock on December 31, 1999.

                              CERTAIN TRANSACTIONS

STOCKHOLDERS' AGREEMENTS

   The Company and Westar Capital, Inc. ("Westar") are parties to a stockholders agreement which provides, among other things, for Westar's rights of visitation and inspection and the Company's obligation to provide Rule 144A information to certain prospective transferees of Securities and Exchange Commission Westar's Common Stock. Other provisions of the agreements became inoperative upon consummation of the Company's initial public offering on July 1, 1997.

   In addition, the Company, Joint Energy Development Investments, LP ("JEDI") and GKH Investments are parties to a stockholders agreement which provides, among other things, for GKH Investments' rights of visitation and inspection and the Company's obligation to provide Rule 144A information to prospective transferees of JEDI's and GKH Investments' Common Stock, board observation rights to JEDI, provisions permitting GKH Investments to require JEDI to sell its shares in connection with a sale by GKH Investments of its shares in the Company, and provisions regarding JEDI's rights to participate in a sale by GKH Investments of its shares in the Company.

REGISTRATION RIGHTS AGREEMENTS

   The Company, GKH, JEDI, and other stockholders (collectively, the "Holders"), who together currently beneficially own approximately 62% of the outstanding Common Stock are parties to a Registration Rights Agreement (the "Registration Rights Agreement"). The Registration Rights Agreement generally provides that in the event the Company proposes to register shares of its capital stock or any other securities under the Securities Act of 1933, as amended (the "Securities Act"), then upon the request of those Holders owning in the aggregate at least 2.5% of the Common Stock or derivatives thereof (the "Registrable Securities") then held by all of the Holders, the Company will use its reasonable best efforts to cause the Registrable Securities so requested by the Holders to be included in the applicable registration statement, subject to underwriters cutbacks. The Company agrees to pay all registration expenses in connection with registrations of Registrable Securities effected pursuant to the Registration Rights Agreement; however, all fees and expenses relating to the distribution of such Registrable Securities are to be borne by the Company and each Holder pro rata based on the number of Registrable Securities included in the registration for the account of the Company and each Holder. In addition, after December 5, 1999, any single Holder of Common Stock which owns 18% or more of the Common Stock has the right to demand, on one occasion, the registration of its Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   As of September 30, 1999, the Company and Houston Pipe Line Company ("HPL") entered into various agreements in order to form Hanover Measurement Services, LP, LLP ("HMS"), a new operating company to provide gas metering and related services to natural gas pipelines. In exchange for their ownership interests in HMS, the Company contributed approximately $2.9 million in cash to HMS and HPL contributed certain assets and approximately $2.8 million in cash. In connection with the formation of HMS, the Company and HPL also formed Meter Acquisition Company LP, LLP ("MAC"). The Company contributed to MAC approximately $2.2 million in cash and assumed approximately $9 million of indebtedness, and HPL contributed its pipeline metering assets. Enron Corporation, indirectly owns a general partnership interest in JEDI, which owns 9.8% of the Company's common stock.

   As of September 30, 1999, MAC entered into an agreement to provide pipeline metering and related services to HPL pursuant to which HPL pays MAC a service fee of approximately $1.4 million per month. MAC entered into a sub-agreement with HMS to provide pipeline and metering services to HPL, and MAC pays HMS a service fee of approximately $690,000 per month.

   As of December 31, 1999, the Company supplied contract gas compression services to HPL pursuant to a Compression Management Agreement dated September 30, 1997. This agreement expires on October 15, 2007. The Company billed approximately $8,119,800 to HPL pursuant to this agreement for the year ended December 31, 1999.

   GKH Partners, the beneficial owner of approximately 40.2% of the outstanding Common Stock, and the Company have entered into an agreement whereby, in exchange for investment banking and financial advisory services rendered and to be rendered by GKH Partners, the Company has agreed to pay a fee equal to .75% of the equity value of the Company determined and payable at such time as (i) a disposition of shares of the Company resulting in GKH Partners owning less than 25% of the outstanding Common Stock or (ii) any other transaction occurs resulting in the effective sale of the Company or its business by the current owners.

   William S. Goldberg, a Managing Director of GKH Partners, is also an Executive Vice President of the Company and spends substantially all of his time on the Company's business as part of the services rendered by GKH Partners to the Company. On December 18, 1998, Mr. Goldberg was granted options to purchase 150,000 shares of Common Stock at $19.50 per share pursuant to the Company's 1999 Stock Option Plan (which permits grants beginning in December
1998). The options have an exercise price equal to the approximate fair market value of a share of Common Stock on the grant date. Except for these options, Mr. Goldberg does not receive separate remuneration from the Company, which reimburses GKH Partners for certain travel and related expenses incurred by Mr. Goldberg in connection with his efforts on the Company's behalf.

   On August 29, 1997, Hanover/Enron Venezuela Ltd. ("HEV"), a corporation owned 60% by Hanover Cayman Limited, a subsidiary of the Company, and 40% by EI Venezuela Development Ltd., an affiliate of JEDI, entered into a Loan Agreement (the "CPF Loan Agreement") with Compression Projects Finance Ltd. ("CPF"), an affiliate of JEDI, pursuant to which HEV borrowed $10,400,000 for the purpose of constructing and operating a gas compression project in Venezuela (the "Project"). The loan, which is secured by all of the assets of HEV bears interest based on two swap agreements that were entered into contemporaneously with with the initial disbursement. The first was executed on October 25, 1997 and bears interest at 13.5%. The second was exeuted on April 29, 1998, and earns interest at 12.95%. The amounts of the initial loans are $6,203,569 and $4,196,431 respectively. The maturity date for the loan is the earlier of the date which is 48 months after (i) the earlier of the commencement of the provision of compression services in connection with the Project or (ii) February 20, 2002. Approximately $6,181,786.73 was outstanding thereunder as of December 31, 1999.

   Pursuant to the CPF Loan Agreement which provides for the payment of various fees, HEV paid CPF an aggregate of $3,809,814 during the year ended December 31, 1999. In connection with the CPF Loan Agreement, HEV entered into additional agreements with CPF and other affiliates of JEDI, which agreements provided for such JEDI affiliates to render certain services to HEV in connection with the Project. Pursuant to these agreements, HEV (or other affiliates of the Company) did not make any payments to CPF and the other affiliates of JEDI during the year 1999.

   Also in connection with the Project, HEV entered into an operation and maintenance agreement with Hanover PGN Compressor, C.A. ("PGN"), a subsidiary of the Company, pursuant to which PGN provides operation and maintenance services in connection with the Project and is entitled to a monthly management fee of $101,454 plus 9,082,907 bolivars (approximately $14,139.68 as of the date hereof) throughout the four year term of the contract. PGN received $2,450,689 pursuant to this contract in 1999.

   As of December 31, 1999, the Company leased certain compression equipment to an affiliate of Cockrell Oil and Gas, L.P., which is owned 50% by GKH. The lease is on a month-to-month basis and, for the year ended 1999, approximately $228,540 was billed under the lease.

   During 1999, the Company leased certain compression equipment to various affiliates of Enron Capital and Trade Resources Corp., and billed approximately $10,959,890 to such affiliates under the leases including amounts billed to Houston Pipe Line Company.

   Set forth below is certain information concerning the indebtedness of executive officers and directors to the Company, all of which was incurred in connection with various acquisitions of shares of Common Stock.

                                            Aggregate                 Weighted
                                              Amount      Largest   Average Rate
                                           Outstanding   Aggregate  of Interest
                                              as of       Amount       as of
                                           December 31, Outstanding December 31,
                                               1999     During 1999     1999
                                           ------------ ----------- ------------
Michael J. McGhan.........................     $ 0      $1,040,845       --
Curtis A. Bedrich.........................     $ 0      $  565,446       --

   Management believes that the terms of the foregoing transactions were no less favorable to the Company than those that would otherwise be obtainable in an arms' length transactions with unaffiliated third parties.

COMPENSATION OF DIRECTORS

   Only those directors who are not, and whose affiliates are not, employees of or consultants to the Company receive any compensation for serving on the Board of Directors. Such directors are paid $2,500 per quarter and reimbursement of expenses incurred in attending meetings.

   Notwithstanding anything to the contrary set forth in any of the Company previous filings under the Securities Act of 1933 or the Securities Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the report presented below and the Performance Graph following the report shall not be incorporated by reference into any such filings.

                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

   The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, the current members, of which are Alvin Shoemaker (Chairman) and Robert Furgason. The Compensation Committee's responsibilities include the review and approval of base annual salaries and annual bonuses for all executive officers, approval of awards under, and administration of, the Company's 1997 Stock Option Plan, 1998 Stock Option Plan, December 9, 1998 Stock Option Plan, the 1999 Stock Option Plan and 1997 Stock Purchase Plan and administration of such other employee benefit plans as may be adopted from time to time by the Company. This report discusses the executive compensation policies of the Company, and the Summary Compensation Table which appears on page 6 of this proxy statement discloses the compensation paid by the Company to certain executive officers during the past three years.

GENERAL COMPENSATION POLICIES

   The Company's compensation program for executive officers currently consists, in general, of four principal components: a base annual salary, an annual cash bonus, periodic grants of stock options and opportunities to purchase Company Common Stock from time to time which historically have been significantly financed by loans by the Company. The Committee believes that these components are designed to attract, motivate and retain highly-qualified executive management by both rewarding individual achievement and providing an opportunity for members of executive management to share in the risks and rewards of the Company's financial performance. The Compensation Committee also believes it is important for the Company's compensation policy to balance short-term and long-term equity incentives.

   The Compensation Committee annually establishes each executive officer's base salary, including the Chief Executive Officer's salary, based on its evaluation of the officer's performance and contribution in the previous year and on competitive pay practices. The Compensation Committee also determines the annual cash bonuses to be awarded to each executive officer, including the Chief Executive Officer. The cash bonuses paid to executive officers during 1999 were awarded in recognition of a variety of factors, including job responsibilities undertaken and efforts expended on behalf of the Company, contributions to the Company, leadership qualities, and compensation paid to executive officers of competitors (based on the best available data from as many competitor companies as practicable).

   The Compensation Committee believes that it is important that the executive officers of the Company hold equity positions in the Company in order to align their financial incentives with the Company's performance. In addition, because of the nature of the Company's operations, the Company's management believes, and the Compensation Committee agrees, that it is important that stock options be granted to a broad range of employees so that the long-term interests of its executive officers and other employees are aligned with those of its stockholders.

   Prior to its initial public offering, which was consummated on July 1, 1997, the Company had adopted and maintained several stock option plans pursuant to which options to purchase shares of the Company's Common Stock had been granted to executive officers and other employees of the Company. All options awarded and outstanding under such plans as of June 30, 1997 became fully vested and exercisable, and such plans were terminated, upon consummation of the Company's initial public offering.

   Since the Company's initial public offering, the Board of Directors has adopted the 1997 Stock Option Plan, the 1997 Stock Purchase Plan, the 1998 Stock Option Plan, the December 9, 1998 Stock Option Plan and the 1999 Stock Option Plan (collectively, the "Plans"). The Plans permit the Committee to issue options and restricted stock ("Restricted Stock") to employees and are administered by the Compensation Committee. Thus, pursuant to the Plans, Company employees have been given the opportunity to purchase substantial stock in the Company and to receive comparable option grants.

   With respect to the 1997 Stock Purchase Plan, the Company agreed to lend the participants the necessary amount to purchase shares of Restricted Stock, on a full recourse basis. Under the original terms of the 1997 Stock Purchase Plan if the participant remains in the employ of the Company and the Company has met certain performance thresholds, upon the fourth anniversary of the date of grant, the participant could receive a one time cash payment in an amount equal to the principal and interest. In 1998, such participants agreed to waive their rights to such payments in exchange for the receipt of additional options under the Company's December 9, 1998 Stock Option Plan. The Company has also agreed to extend the maturity of certain loans made by the Company to the participants in connection with the participants' prior purchases of Common Stock to the fourth anniversary of the date of grant of such Restricted Stock. The Plans support the commitment of both the Compensation Committee and the Board of Directors to ownership by the Company's executive officers and other employees of a significant equity interest in the Company as an important incentive in building stockholder wealth and aligning the long-term interests of management and stockholders.

   As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 for any fiscal year paid to any of the Named Executive Officers. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure the Company's compensation programs and specific compensation awards in accordance with Section 162(m)'s requirements for deductibility. However, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. Thus, the Compensation Committee will not necessarily limit executive compensation to the deductible under Section 162(m). The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                          Submitted by the Compensation
                                          Committee of the Board of Directors

                                          Alvin V. Shoemaker
                                          Robert R. Furgason

                               PERFORMANCE GRAPH

   The graph below compares the cumulative total stockholder return on the Company's Common Stock since July 1, 1997, the date trading in the Company's Common Stock commenced, with the cumulative total return of the S&P 500 Index and of the Russell 2000 Index over the same period, assuming the investment on July 1, 1997 of $100 in each of the Company's Common Stock, the S&P 500 Index and the Russell 2000 Index. The graph assumes the reinvestment of dividends and adjusts all closing prices and dividends for stock splits. The Company does not believe that the stock price performance shown on the graph below is necessarily indicative of future price performance.

                        COMPARISON OF CUMULATIVE RETURN*
             AMONG HANOVER COMPRESSOR COMPANY, THE S & P 500 INDEX
                           AND THE RUSSELL 2000 INDEX


                        [PERFORMANCE GRAPH APPEARS HERE]

                                           Cumulative Total Return
                         -----------------------------------------------------------
                         7/1/97 9/97 12/97 3/98 6/98 9/98 12/98 3/99 6/99 9/99 12/99
                         ------ ---- ----- ---- ---- ---- ----- ---- ---- ---- -----
Hanover Compressor
 Company................  100   126   105  128  139  124   132  136  165  163   194
S & P 500...............  100   107   110  125  129  116   141  148  159  149   171
Russell 2000............  100   115   111  122  119   95   110  102  119  109   111

-------
* $100 invested on 7/1/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

 AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HANOVER
                               COMPRESSION, INC.

                            Proposal 2 on Proxy Card

   Effective December 8, 1999 the Company completed a holding company reorganization in which Hanover Compression, Inc. ("HCI") became a wholly owned subsidiary of the Company. This reorganization was conducted in accordance with
Section 251(g) of the Delaware General Corporation Law and did not require a vote of Hanover Compressor Company's stockholders. In connection with the reorganization and pursuant to the requirements of 251(g), HCI's Certificate of Incorporation was amended to add the following language:

   "ELEVENTH. Any act or transaction by or involving the Corporation (other than the election or removal of directors of the Corporation) that requires for its adoption under the General Corporation Law of the State of Delaware or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Hanover Compressor Company, a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or this Amended and Restated Certificate of Incorporation, as the case may be."

   This provision requires HCI, in addition to obtaining the vote of its sole stockholder, the Company, to obtain a vote of the stockholders of the Company in connection with certain actions taken by HCI requiring stockholder approval, such as mergers, sale of all or substantially all of its assets, charter amendments and corporate dissolutions. Absent such a provision, there is no general requirement under Delaware law that stockholders of a parent entity, such as the Company, be entitled to vote on these types of transactions involving its wholly owned subsidiaries, such as HCI. This provision would have no effect on the rights of stockholders of the Company to vote on transactions at the Company level. In order to provide maximum flexibility and efficiency under the holding company structure that has been established, the Company proposes to eliminate this Article 11 from HCI's Amended and Restated Certificate of Incorporation. If the proposed Amendment is adopted by the Company's stockholders, following such approval only a vote of HCI's sole stockholder, the Company, would be required in connection with a merger involving HCI, a sale of all or substantially all of its assets, amendments to its certificate of incorporation and its dissolution.

   The Board of Directors believes that the deletion of Article 11 of HCI's Amended and Restated Certificate of Incorporation will allow the Company to manage its entire organization more effectively and broaden the alternatives for future financing.

   The affirmative votes of a majority of the outstanding shares of Common Stock are required for approval of this amendment to HCI's Amended and Restated Certificate of Incorporation. If this proposed amendment is approved by the stockholders, the Company intends to promptly effect such change by filing or causing to be filed an appropriate amendment to HCI's Amended and Restated Certificate of Incorporation with the State of Delaware.

                   RATIFICATION OF REAPPOINTMENT OF AUDITORS

                            Proposal 3 on Proxy Card

   The Company has engaged PricewaterhouseCoopers LLP to audit the Company's financial statements for fiscal year 2000. PricewaterhouseCoopers LLP audited the Company's financial statements for fiscal year 1999 and the decision to retain PricewaterhouseCoopers LLP has been approved by the Audit Committee.

   A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

   The Board of Directors recommends that the stockholders vote FOR ratification of the reappointment of PricewaterhouseCoopers LLP.

                              GENERAL INFORMATION

2001 ANNUAL MEETING OF STOCKHOLDERS

   Any proposals of stockholders that are intended for inclusion in the Company's Proxy Statement and form of proxy for its 2001 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company no later than December 20, 2000. Stockholder proposals must be in writing and delivered to the Company's principal executive offices at 12001 North Houston Rosslyn, Houston, Texas 77086.

ANNUAL REPORTS

   The Company's 1999 Annual Report to Stockholders is being mailed to the Company's stockholders together with this proxy statement; however, the report is not part of the proxy solicitation materials. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (excluding exhibits), as filed with the Commission, may be obtained without charge upon request made to Hanover Compressor Company 12001 North Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary.

                          HANOVER COMPRESSOR COMPANY
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          HANOVER COMPRESSOR COMPANY

        The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Michael O'Connor, Michael McGhan, William S. Goldberg and Richard S. Meller, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Hanover Compressor Company owned of record by the undersigned at the 2000 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Thursday, May 18, 2000, at the Hyatt Regency Houston Airport, 15747 JFK Boulevard, Houston, Texas 77032, and any adjournments or postponements thereof, in accordance with the discretion marked on the reverse side hereof.

ELECTION OF DIRECTORS

  NOMINEES FOR ONE-YEAR TERM EXPIRING AT 2001 ANNUAL MEETING OF STOCKHOLDERS:

Michael A. O'Connor             Ted Collins, Jr.        Robert R. Furgason
Michael J. McGhan               Melvyn N. Klein
William S. Goldberg             Alvin V. Shoemaker

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.)

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The proxies cannot vote your shares unless you sign and return this card.

                              (SEE REVERSE SIDE)

--------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*

--------------------------------------------------------------------------------
This Proxy, when properly executed, will be voted           Please mark
in the manner directed herein. If no direction is           your vote as    [X]
made, this Proxy will be voted FOR all of the               indicated in
Board of Directors nominees, FOR the amendment to           the example
the Amended and Restated Certificate of Incorporation of Hanover Compression, Inc., FOR ratification of
PricewaterhouseCoopers LLP as Hanover Compressor
Company's independent auditors for 2000.


                                                                     WITHHOLD
                                             FOR ALL NOMINEES        AUTHORITY
                                           (except as indicated     to vote for
                                                on reverse)        all nominees

1. Election of Directors (see reverse)            [ ]                   [ ]

                                                  FOR      AGAINST    ABSTAIN
2. Amendment to Amended and Restated              [ ]        [ ]        [ ]
   Certificate of Incorporation of
   Hanover Compression Inc.

                                                  FOR      AGAINST    ABSTAIN
3. Ratification of Reappointment of               [ ]        [ ]        [ ]
   PricewaterhouseCoopers LLP

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement(s) or adjournment(s) thereof.

                                                MARK HERE FOR ADDRESS CHANGE [ ]

                                 MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]


                                           Dated:_________________________, 2000

                                           _____________________________________
                                                        (Signature)

                                           _____________________________________
                                                        (Signature)

                                           Please sign exactly as name appears
                                           on stock certificate(s). Joint owners
                                           should each sign. When signing as
                                           attorney, executor, administrator,
                                           trustee or guardian, please give full
                                           title as such.

--------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*